EXECUTION COPY

AMENDMENT No. 1

TO STOCK PURCHASE AGREEMENT

THIS AMENDMENT No. 1 to Stock Purchase Agreement (this “Amendment Agreement”), dated as of May 21, 2007, by and among EDN Sovintel LLC, a limited liability company duly organized and validly existing under the laws of the Russian Federation (“Buyer”), Golden Telecom, Inc., a corporation duly registered and validly existing under the laws of the State of Delaware (“Parent”), Inure Enterprises Ltd., a corporation duly organized and validly existing under the laws of the Republic of Cyprus (“Seller 1”), and Rambert Management Limited, a company duly organized and validly existing under the laws of the British Virgin Islands (“Seller 2” and collectively with Seller 1, “Sellers”) (Buyer, Parent, and Sellers are referred to collectively as the “Parties” and each individually as a “Party”)).

WITNESSETH:

WHEREAS, the Parties have entered into a Stock Purchase Agreement, dated as of February 22, 2007 (the “SPA”), in respect of the purchase by Buyer of 51 ordinary registered shares in ZAO “Cortec”, a closed joint stock company organized and existing under the laws of the Russian Federation (the “Company”);

WHEREAS, the Parties wish to amend the SPA in certain respects;

NOW, THEREFORE, in consideration of the foregoing, the mutual agreements, provisions and covenants contained in this Amendment Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

1. Definitions. All capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the SPA.

2. Amendments. With effect from the date hereof, the SPA shall be amended as follows:

2.1 Section 1.1 (Definitions), shall be amended as follows:

(a)	The term “Amendment to VTB Security Documents” shall be replaced in its entirety with the following:

""Amendments to VTB Security Documents” means agreements to be entered into at or prior to Closing relating to (1) termination of VTB Security Documents and the security interest established thereby (except that in respect of the shares of the Company subject to such security interest only, to the extent such security interest relates to the Transferred Shares); and (2) release of each Group Company from all its undertakings and liabilities under, or in connection with such VTB Security Documents.”

(b)	(b) The term “Buyer” shall be added:

"Buyer” has the meaning set forth in the Preamble.”

(c)	The term “Buyer Loan” shall be replaced in its entirety with the following:

""Buyer Loan” means a loan made by Buyer to the Company and/or to any other Group Company designated by the Sellers (on the principal terms set forth in Exhibit F to be entered into by the parties thereto on the agreed terms prior to or at Closing) in the aggregate amount of Ruble equivalent of US$45,000,000 (forty five million US Dollars) under the Buyer Loan Agreement, the proceeds of which are to be applied in accordance with the relevant Escrow Agreement.”

(d)	The term “Buyer Loan Agreement” shall be replaced in its entirety with the following:

""Buyer Loan Agreement” means a loan agreement between the Company and/or any other Group Company designated by Sellers, as borrowers, and Buyer, as lender, to be entered into prior to or at Closing pursuant to which Buyer will extend the Buyer Loan to the Company and/or any such Group Company on the Closing Date.”

(e)	The new term “Buyer’s Transfer Documentation” shall be added:

""Buyer’s Transfer Documentation” means the documents to be delivered by Buyer at or prior to Closing to the NY Escrow Agent in respect of the transfer of the full title to the Parent Shares to Seller 1 (as such matters are specified in the Escrow Agreement).”

(f)	The new term “Buyer’s Escrow Documentation” shall be added:

""Buyer’s Escrow Documentation” means the documents to be delivered by Buyer at or prior to Closing to the Escrow Agent in respect of, among other things, the disbursement of the Buyer Loan (as such matters are specified in the Escrow Agreement) and receipt of the Transferred Shares.”

(g)	The term “Escrow Agent “ shall be replaced in its entirety with the following:

""Escrow Agent” means VTB and/or any members of VTB group, the NY Escrow Agent, or any other Person or Persons as the Parties may agree, or any of them as the context requires.”

(h)	The term “Escrow Agreement “ shall be replaced in its entirety with the following:

""Escrow Agreement” means one or more agreements among Buyer, Seller 1, Seller 2, and one or more Escrow Agents (including the NY Escrow Agent) for the purpose, among other matters, of holding the Purchase Price, the Buyer’s Escrow Documentation, the Buyer Transfer Documentation, and the Sellers’ Escrow Documents and giving effect to the Closing settlement procedures in the form to be agreed by the Parties and entered into by all parties thereto prior to the Closing.”

(i)	The new term “NY Escrow Agent” shall be added:

""NY Escrow Agent “ means an escrow agent in New York, New York, USA, to be appointed by Buyer, Seller 1 and VTB for the purpose of accepting and releasing the Buyer’s Transfer Documentation in accordance with the terms of the relevant Escrow Agreement.”

(j)	The term “Sellers’ Transfer Documentation” shall be replaced in its entirety with the following:

""Sellers’ Transfer Documentation” means the documents to be delivered by each Seller and each relevant Group Company at or prior to Closing to the relevant Escrow Agent in respect of the transfer of title to the Transferred Shares to Buyer, application of the proceeds of the Buyer Loan and partial repayment of the VTB Outstandings (all as such matters are specified in the Escrow Agreement).”

(k)	The term “VTB” shall be amended by replacing the words “Vneshtorgbank, a bank for foreign trade (an open joint stock company)” with the words “VTB Bank “.

(l)	The term “VTB Pledge over Parent Shares” shall be amended by adding the words “or at” after the words “to be entered into prior to”.

(m)	The term “VTB Security Documents ” shall be replaced in its entirety with the following:

"VTB Security Documents” means (i) the share pledge granted by Seller 1 in respect of 99 of 100 issued and outstanding ordinary registered  shares representing 99% of the share capital of the Company; (ii) the share pledge granted by the Company in respect of the entire issued share capital of Closed Joint Stock Company “KabelStroy” and Closed Joint Stock Company “Investelectrosvyaz”; and (iii) any additional security, guaranties, sureties or indemnities established or granted pursuant to, or in connection with, the VTB Loan Agreement, by, or in respect of, assets of the Company or any other Group Company.

2.2 Section 2.2(b) of the SPA shall be amended by adding therein the following at the end thereof:

“Sellers hereby irrevocably instruct and direct Buyer to deliver the Parent Shares to Seller 1 (subject to the terms of the relevant Escrow Agreement). Buyer shall not concern itself nor shall have any liability in respect of allocation of the total consideration under this Agreement (being the aggregate of the Purchase Price (as adjusted) and the Parent Shares) between the Sellers and Buyer’s transfer of the total consideration to any of Sellers or both of them in accordance with their instructions, this Agreement and the Related Agreements shall be deemed to be proper and full discharge of the obligation of Buyer to make such transfer.”

2.3 Section 2.2 of the SPA shall be amended by adding the following section 2.2(c):

"(c) Prior to Closing, Parent shall issue to Buyer the Parent Shares, pursuant to such terms as may be agreed between Parent and Buyer, in order to allow Buyer to fulfill its obligations hereunder.”

2.4 Section 2.4(f) of the SPA shall be replaced in its entirety with the following:

"(f) The following additional actions (which will be more fully described in the Escrow Agreement) will be taken on the terms of the relevant Escrow Agreement(s):

(i) Prior to the Closing Date (but after the Notice Delivery Date):

(1)	Sellers shall deliver to the relevant Escrow Agent the Sellers’ Transfer Documentation;

(2)	Buyer shall deliver to (x) the NY Escrow Agent the Buyer’s Transfer Documentation; and (y) the Escrow Agent the Buyer’s Escrow Documentation; and

(3)	Buyer shall transfer (1) the amount of the Buyer Loan to its bank account with VTB; and (2) the amount of the Purchase Price to the Escrow Account.

(ii) At Closing (subject to the terms of the Escrow Agreement):

(1)	Buyer shall transfer the amount of the Buyer Loan in accordance with the Buyer Loan Agreement;

(2)	The Company and/or relevant Group Company shall transfer the amount of the Buyer Loan to Seller 1’s account with VTB in repayment of inter-group liability;

(3)	Seller 1 shall use the proceeds of the Buyer Loan to repay its obligations under the VTB Loan Agreement;

(4)	Seller 1 shall procure that VTB releases the pledge over 50 (representing 50% of the Company Shares) of the 99 of the Company Shares pledged to VTB (upon which so released Company Shares shall become the Transferred Shares (together with 1 (one) Company Share owned by Seller 2)) and terminate all VTB Security Documents in accordance with the terms of the Amendments to VTB Security Documents; and

(5)	The relevant Escrow Agent shall instruct the NY Escrow Agent to release the Buyer’s Transfer Documentation in accordance with the terms of the relevant Escrow Agreement (and Sellers hereby agree and confirm that such delivery by the Buyer of the Buyer’s Transfer Documentation and its release (all on the terms of the relevant Escrow Agreement) constitute the proper delivery of the Parent Shares by Buyer to Sellers for the purpose of this Agreement, provided that the Parent Shares will be registered in the name of Seller 1 upon presentation of the Buyer’s Transfer Documentation to the relevant transfer agent in accordance with the terms of the relevant Escrow Agreement).

(iii) Each Party shall (1) comply with the terms of the relevant Escrow Agreement (to which it is a party) and (2) use its reasonable efforts to ensure that all actions specified in paragraph (ii) above shall be effected simultaneously.

2.5 Section 2.4 shall be amended by adding the following paragraph (i):

(i) Buyer and Parent undertake to the Sellers, in the event that the Parent Shares are not registered in the name of Seller 1 upon proper presentation of the Buyer’s Transfer Documentation to the relevant transfer agent in accordance with the terms of the relevant Escrow Agreement, to take all actions reasonably necessary on their part to effect such registration as soon as practicable.

2.6 Section 2.4(a) shall be amended by replacing the words “unless an earlier date is not agreed” with the words “unless an earlier date is agreed”.

2.7 Section 2.4 of the SPA shall be amended by adding the following section 2.4(i):

"(i) Subject to Section 2.4(h), if the Closing does not occur at the Closing Date, then (unless extended by the Parties, or where Closing has not occurred as a result of breach by one of the Parties, by a non-breaching Party), the relevant Escrow Agents shall return all deliverables received by it to the relevant party and this Agreement shall terminate (subject to the provisions of Article X, and without prejudice to any remedy for antecedent breaches).

2.8 Section 2.5(a) of the SPA shall be amended by

(a)	adding the words “or as soon as practicable thereafter” after the words “The Parties agree that at the Closing”; and

(b)	deleting the “; and” at the end of item (ii) and substituting therefore a “.” and deleting item (iii).

2.9 Section 2.5(b) of the SPA shall be amended by adding the words “or as soon as practicable thereafter” after the words “The Parties agree that at Closing”.

2.10 Section 2.5 of the SPA shall be amended by adding the following section 2.5(d):

"(c) The Parties agree that at Closing, or as soon as practicable thereafter, the Parties shall procure the appointment of the general director of the Company in accordance with the terms of the Shareholders’ Agreement.”

2.11 Section 2.6(c) of the SPA shall be replaced in its entirety with the following:

"(c) On the next Business Day after the preparation of the final Closing Statement in accordance with the procedures set forth in Annex A, an amount equal to the Adjustment Amount shall be deducted from the Purchase Price in the Escrow Account and transferred from the Escrow Account to Buyer and the balance of the Purchase Price remaining in the Escrow Account (if any) shall be transferred to Sellers, provided that

(1)	the amount of interest accrued on the amount to be released to Buyer or the Seller(s) in accordance with the terms of the relevant Escrow Agreement, as the case may be, shall be released to the party entitled to receive the amount so released (on the terms of the relevant Escrow Agreement);

(2)	Buyer and Sellers shall jointly instruct the relevant Escrow Agent to effect the foregoing transfers in accordance with the relevant Escrow Agreement.

The Parties agree that if within seventy (70) calendar days from the Closing Date the final Closing Statement has not been prepared in accordance with the procedures set forth in Annex A, Buyer and Sellers shall jointly instruct the relevant Escrow Agent in accordance with the relevant Escrow Agreement to transfer an amount (if any) equal to the amount by which the Purchase Price in the Escrow Account exceeds the Adjustment Amount calculated by Buyer based on the Closing Statement prepared by Buyer pursuant to Section 2.6(a) together with any interest accrued on such amount pursuant to the terms of the relevant Escrow Agreement from the Escrow Account to Sellers.”

2.12 Section 2.6 of the SPA shall be amended by adding the following section 2.6(d):

"(d) If the Adjustment Amount calculated based on the final Closing Statement prepared in accordance with the procedures set forth in Annex A exceeds the Purchase Price, (i) Seller 1 shall transfer directly to Buyer an additional amount in cash equal to the amount by which such Adjustment Amount exceeds the Purchase Price; and (ii) Sellers jointly with Buyer shall instruct the relevant Escrow Agent to transfer from the Escrow Account the balance of the Purchase Price remaining in the Escrow Account (together with the interest accrued pursuant to the terms of the relevant Escrow Agreement) to Buyer.”

2.13 Section 3.5 (a) (i) of the SPA shall be amended by adding the words “and up to Closing” after the words “and up through the Closing Date”.

2.14 Section 3.5 (a) (ii) of the SPA shall be amended by adding the words “and up to Closing” after the words “and up through the Closing Date”.

2.15 Section 4.5(a) of the SPA shall be amended by replacing the word “Sellers” with the word “Buyer”.

2.16 Section 4.5(b) of the SPA shall be amended by adding the words “the terms of the subscription agreement between the Parent and the Buyer and” before the words “the Laws of the State of Delaware”.

2.17 Section 5.1 (Organization and Authority) of the SPA shall be amended by replacing the words “the State of Delaware” with the words “the Russian Federation”.

2.18 Article V (Representations and Warranties of the Buyer) of the SPA shall be amended by adding the following Section 5.5:

“5.5 Title to the Parent Shares

Immediately prior to and through the Closing Date and up to the Closing, Buyer shall be the legal, beneficial and record owner of the Parent Shares free and clear of any Liens (save for the obligation of Buyer to deliver the Parent Shares to Seller 1 hereunder) (provided that Buyer shall not be deemed in breach of this warranty by reason of its delivery of the Buyer Transfer Documentation to the NY Escrow Agent pursuant to the terms of the relevant Escrow Agreement).”

2.19 Section 6.1(g) of the SPA shall be amended by adding the words “other than the Related Agreements to be entered into at Closing in accordance with the Escrow Agreement” after the words "(other than Parent and Buyer)”.

2.20 Section 6.1(k) of the SPA shall be amended by adding the following words at the end thereof: “, other than dividends in the amount of 365,000 Rubles per share declared for the year 2006, to be paid to Inure at Closing for the purpose set forth in a relevant Escrow Agreement.”

2.21 Section 6.1(l) of the SPA shall be replaced in its entirety as follows:

"(l) Delivery of Financial Statements. Sellers shall have delivered the 2006 Audited Financial Statements and the 2007 Interim Financial Statements for the first quarter of 2007 to Buyer and Parent.”

2.22 Section 6.1 (o) of the SPA shall be replaced in its entirety with the following:

"(o) Authorization of Acquisition. The Sellers’ Closing Resolutions shall have been provided to Parent and Buyer.”

2.23 Section 6.1 of the SPA shall be amended by adding the following section 6.1(p):

"(p) Confirmation Certificate. Buyer and Parent shall have received a certificate signed by a director of each Seller, dated the Closing Date, to the effect that, to such director’s knowledge, the conditions set forth in Section 6.1(a)-(o) hereof have been satisfied or waived.

Upon satisfaction of waiver of conditions set forth in Section 6.1(a)-(p) hereof, Buyer and Parent, acting jointly, shall promptly deliver to Sellers the joint Buyer/Parent Completion Notice.”

2.24 Section 7.1(b)(vi) shall be amended by replacing the words “(except in case such dividends or distributions are due to another Group Company)” with the words “(except in case such dividends or distributions are (i) due to another Group Company, or (ii) dividends in the amount of 365,000 Rubles per share, declared for the year 2006, to be paid to Inure at Closing for the purpose set forth in a relevant Escrow Agreement)”

2.25 Section 8.5 of the SPA shall be deleted in its entirety.

3. Amendments are Limited.

3.1 This Amendment Agreement is limited as specified and shall not constitute a modification, acceptance or waiver of any other provision of the SPA or any Related Agreement or any other document or agreement. The Parties acknowledge that no other terms or conditions of the SPA and the Related Agreements are to be amended, otherwise modified or waived by this Amendment Agreement. Other than as amended hereby, all other terms and conditions of the SPA and the other Related Agreements shall remain in full force and effect.

3.2 This Amendment Agreement shall form an integral part of the SPA and all references to the SPA in the Related Agreements and any other documents executed in connection therewith shall for all purposes be construed as references to the SPA as amended by this Amendment Agreement.

3.3 Nothing in this Amendment Agreement affects, limits or impairs any right, power or remedy of each Party under or with respect to the SPA or any Related Agreement, all of which are and will remain in full force and effect and valid and enforceable in accordance with their respective terms notwithstanding the execution, delivery and performance of the Agreement.

4. Representations and Warranties. Each Party represents and warrants to the other Party as of the date hereof as follows:

4.1 it is duly organized and existing under the laws of its respective jurisdiction and has corporate power and authority to execute, deliver and perform this Amendment Agreement;

4.2 the execution, delivery and performance of this Amendment Agreement by it has been duly authorized by all necessary corporate actions and all such actions have been validly and properly taken;

4.3 this Amendment Agreement constitutes its legal and binding obligation, enforceable against it in accordance with its terms; and

4.4 it has obtained all required authorizations, consents, permits or approvals (corporate, governmental or otherwise) for the execution, delivery and performance of this Amendment Agreement and all such authorizations, consents, permits or approvals are in full force and effect.

5. Governing Law. This Amendment Agreement will be construed and interpreted in accordance with and governed by the laws of the State of New York, United States of America.

6. Disputes; Notices.

6.1 The Parties agree that the provisions of Section 11.12 (Dispute Resolution) of the SPA shall apply to this Amendment Agreement as if set forth herein except that, where the context so requires, references to the SPA shall be construed as references to this Amendment Agreement for the purpose of such incorporation.

6.2 Any notice, application or other communication to be given or made under this Amendment Agreement shall be made or given as provided for in Section 11.10 (Notices) of the SPA, which shall be incorporated into this Amendment Agreement as if set forth in this Amendment Agreement except that, where the context so requires, references to the SPA shall be construed as references to this Amendment Agreement for the purpose of such incorporation.

7. Miscellaneous.

(a)	This Amendment Agreement supersedes all prior understandings of the parties hereto, whether written or oral, with respect to its subject matter. No extension, amendment, modification or waiver of any provision of this Amendment Agreement shall be enforceable unless in writing and signed by the Parties.

(b)	This Amendment Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of the Parties.

(c)	This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have caused this Amendment Agreement to be duly executed as of the date first above written.

[SIGNATURE PAGE FOLLOWS]

EDN SOVINTEL LLC
By: _______________________
Name: Jean-Pierre Vandromme
Title: General Director
GOLDEN TELECOM, INC.
By: _________________________
Name: Jean-Pierre Vandromme
Title: Chief Executive Officer
INURE ENTERPRISES LTD.
By: ______________________
Name: Marina Abramova
Title: Authorized Representative
RAMBERT MANAGEMENT LIMITED
By: ______________________
Name: Marina Abramova
Title: Authorized Representative